NEWS RELEASE
	Contacts:	Dennard Rupp Gray & Easterly, LLC
Ken Dennard, Managing Partner
Jack Lascar, Partner
FOR IMMEDIATE RELEASE		(713) 529-6600
Anne Pearson, Sr. Vice President
(210) 408-6321

Hyperdynamics Signs Agreement for Exclusive Dealing and Letter of
Intent with Repsol for Interest in Offshore Guinea Oil and Gas Concession

Sugar Land, Texas, November 30, 2009 – Hyperdynamics Corporation (NYSE Amex: HDY) today announced it has signed an agreement for exclusive dealing and letter of intent (the “LOI”) with Spanish-based Repsol YPF, S.A. (BMAD: REP and NYSE: REP) under which the two companies will negotiate the assignment to Repsol of a 37 percent interest in Hyperdynamics’ oil and gas concession offshore the Republic of Guinea.

The LOI gives Repsol exclusive negotiating rights to take a 37 percent share in Hyperdynamics’ concession for $31.5 million.  Repsol also would be the operator of the Guinea project, subject to government and third-party approvals and consents as required.  Under the terms of the LOI, the two companies will work to sign definitive documents no later than January 31, 2010. The LOI otherwise terminates unless further extended by both parties.

Prior to the execution of definitive documents as described in the LOI, Repsol has the right to participate with Hyperdynamics in the evaluation of geological and geophysical data, subject to licensing obligations with the various seismic services companies.  It also has the right to participate in the preparation for negotiations with the Ministry of Mines, Energy and Hydraulics of the Republic of Guinea regarding the terms of the clarification of the production sharing contract pursuant to the terms of the Memorandum of Understanding that the Company has recently entered into with the government.

The LOI with Repsol satisfies the clause in Hyperdynamics’ existing LOI with Dana Petroleum PLC of the U.K. that envisioned Dana’s option right to take up to an additional 27 percent of the concession if Hyperdynamics did not secure the participation of a major oil company by November 30, 2009.

Ray Leonard, Hyperdynamics President and Chief Executive Officer, said, “Dana Petroleum and Repsol bring significant experience to jointly explore our concession in Northwest Africa, as Dana has led in discoveries made in Morocco and Mauritania, and Repsol is a partner with Anadarko in the Upper Cretaceous Venus discovery in Sierra Leone. Repsol and Dana have successfully partnered in the past on exploration projects in Northwest Africa.

“Assuming we reach definitive agreements with both Dana and Repsol, Hyperdynamics will retain a 40 percent working interest in the Guinea concession and will be in a stronger financial position, with more than $51 million upon the entry into full legal effect of the production sharing contract clarification to fund our share of 3D seismic and drilling required during the exploratory period. We look forward to working with both companies to explore and develop this large, highly prospective offshore tract.” Spain's largest oil company, Repsol is a fully integrated oil and gas company that operates in Latin America, the Middle East and North Africa. The company’s exploration program has made discoveries in recent years offshore Brazil, Venezuela and West Africa.

About Hyperdynamics
Hyperdynamics is an emerging independent oil and gas exploration and production company that is exploring for oil and gas offshore the Republic of Guinea in West Africa.  To find out more, visit our website at www.hyperdynamics.com.

Forward Looking Statements

This news release and the Company's website referenced in this news release contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding Hyperdynamics Corporation’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may result”, “will result”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including without limitation, funding and exploration efforts, fluctuations in oil and gas prices and other risk factors described from time to time in the Company’s reports filed with the SEC, including the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009. The Company undertakes no obligation to publicly update these forward looking statements to reflect events or circumstances that occur after the issuance of this news release or to reflect any change in the Company's expectations with respect to these forward looking statements.

HDY-IR
# # #